Exhibit (a)(1)(C)

ROCKET FUEL INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS
ELECTION FORM
Before deciding whether to submit this election form, please make sure you have read and understand the documents that make up this offer (the “Offer”) to exchange certain outstanding underwater options for a lesser number of new options with a new exercise price, subject to a new vesting schedule, including: (1) the Offer to Exchange Certain Outstanding Options for New Options, or the “Offer to Exchange;” (2) the e-mail from JoAnn Covington, our General Counsel, dated May 13, 2016 and the e-mail from stock@rocketfuelinc.com, dated May 13, 2016; (3) this election form, together with is associated instructions; and (4) the withdrawal form, together with its associated instructions. The Offer is subject to the terms of these documents as they may be amended. The Offer provides eligible option holders who hold eligible option grants the opportunity to exchange these eligible option grants for new options as set forth in Section 2 of the Offer to Exchange. The Offer expires at 9:00 p.m., Pacific Time, on June 10, 2016 (unless extended). PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.
In accordance with the terms and conditions outlined in the Offer documents, if you participate in the Offer, the number of new options you receive will be based on the exercise price of your exchanged options as described in Section 2 of the Offer to Exchange. If you are an eligible option holder and participate in the Offer, you may exchange outstanding and unexercised options, whether vested or unvested, that were granted on or before December 31, 2015 under the 2013 Equity Incentive Plan or the 2008 Equity Incentive Plan, with an exercise price greater than or equal to $3.50 per share. Each new option will vest in accordance with the schedule described in Section 9 of the Offer to Exchange. Vesting on any date is subject to your continued service with Rocket Fuel Inc. (“Rocket Fuel”) or any successor entity (or one of their subsidiaries) through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the Offer.
BY PARTICIPATING, YOU AGREE TO ALL TERMS AND CONDITIONS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.
To participate in the Offer, you must complete and submit your election to Stock & Option Solutions (“SOS”) (the third party we have engaged to assist with the implementation of the Offer) via the Offer website (our preferred method) at https://rocketfuel.equitybenefits.com/ by 9:00 p.m., Pacific Time, on June 10, 2016 (unless extended). We strongly prefer that you submit any elections through this website.
Alternatively, you may submit your election by signing, dating and delivering the completed election form on page 3 of this document via U.S. mail (or other post) or Federal Express (or similar delivery service) by 9:00 p.m., Pacific Time, on June 10, 2016, unless extended, to:

Ken Scully, Senior Director, Stock Administration
Rocket Fuel Inc.
1900 Seaport Boulevard
Redwood City, CA 94063
(650) 517-8837

In either case, please be sure to follow the instructions for the Election Form, which are attached.
Only elections that are properly completed, signed and actually received by SOS through the website or by Ken Scully at the address above by the deadline will be deemed valid elections. Elections submitted by any other means, including hand delivery, interoffice mail, e-mail, text message or facsimile are not permitted.

Please check the appropriate box:
☐    I wish to participate in the Offer as to ALL of my eligible option grants.
All of my eligible option grants will be cancelled irrevocably on the cancellation date, currently expected to be JUNE 10, 2016.

OR
☐    I wish to participate in the Offer as to my eligible option grants listed below (please list):
Eligible Option Grant Number            Grant Date

_______________                    _______________

_______________                    _______________

_______________                    _______________

My eligible option grants that are specifically listed above will be cancelled irrevocably on the cancellation date, currently expected to be June 10, 2016.

I acknowledge that if my employment is terminated prior to the expiration date of the Offer, I will keep my tendered eligible option grants and the options will vest and expire in accordance with their original terms. I further acknowledge that if my employment terminates after the expiration date of the Offer but prior to the new option grant date (currently expected to be June 13, 2016), my exchanged options will be cancelled but I will not receive new options.

I understand that this election form will replace any election and/or withdrawal I previously submitted.

Option Holder Signature

Option Holder Name (Please print)

Date and Time	E‑mail Address

RETURN TO KEN SCULLY VIA U.S. MAIL (OR OTHER POST) OR FEDERAL EXPRESS (OR SIMILAR DELIVERY SERVICE) NO LATER THAN 9:00 P.M., PACIFIC TIME, ON JUNE 10, 2016.

ROCKET FUEL INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR NEW OPTIONS
ELECTION INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1.    Delivery of the Election.
A properly completed election must be received either (i) by SOS via the Offer website (our preferred method) or (ii) by Ken Scully by U.S. mail (or other post) or Federal Express (or similar delivery service), on or before 9:00 p.m., Pacific Time, on June 10, 2016 (referred to as the expiration date).

Electing Through the Offer Website:

1.
Access the Offer website by going to https://rocketfuel.equitybenefits.com/ and enter your login id and password. The first time you log into the Offer website, you should use the log in instructions provided to you in a separate e-mail from stock@rocketfuelinc..com, dated May 13, 2016.

2.
After logging into the Offer website, review the information and proceed through to the “Make My Elections (Step 1 of 4)” page. You will be provided with personalized information regarding the eligible option grants you hold, including your eligible option grants, the grant dates of your eligible option grants, the number of shares that will be vested for each of your eligible option grants as of June 10, 2016 (assuming your continued service through that date), the exercise price of your eligible option grants, the number of shares of common stock subject to your eligible option grants as of June 10, 2016 (assuming you have not exercised any portion of your eligible option grants and remain in service during the offering period), and the number of new options that would be issued to you in exchange for each eligible option grant.

You also can access the Breakeven Calculator from the “Make My Elections (Step 1 of 4)” page in the Offer website, which will enable you to enter hypothetical future stock prices and see the stock price’s effect on the potential future values of your eligible options or new options.

3.
On the “Make My Elections (Step 1 of 4)” page, select the appropriate box next to each of your eligible option grants to indicate which eligible option grants you choose to exchange pursuant to the Offer. Select “Yes” to indicate you choose to exchange the eligible option grant in the Offer and “No” if you do not want to exchange the eligible option grant in the Offer (or if you wish to withdraw a prior election).

4.
Proceed through the Offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the terms of the Offer, submit your election by selecting the “I AGREE” button.

5.
Upon submitting your election, an Election Confirmation will be generated by the Offer website and you will receive a confirmatory e-mail. Please print and keep a copy of the Election Confirmation for your records.

Your election must be received by SOS through the website on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on June 10, 2016.
Electing via U.S Mail or Federal Express (or Similar Delivery Service):
Although we encourage you to submit your election electronically via the Offer website, if you are unable to do so or if you choose not to utilize the Offer website acceptance process, you may submit your election form by U.S. mail (or other post) or Federal Express (or similar delivery service) to the address provided below. You do not need to submit an election by mail or delivery service if you accept the Offer via the Offer website. YOU MAY NOT SUBMIT YOUR ELECTION VIA FACSIMILE, E-MAIL, VOICEMAIL, TEXT MESSAGE, HAND DELIVERY, INTEROFFICE MAIL OR ANY OTHER METHOD OTHER THAN BY U.S. MAIL (OR OTHER POST) OR FEDERAL EXPRESS (OR SIMILAR DELIVERY SERVICE). To send your election by U.S. mail (or other post) or Federal Express (or similar delivery service), you must do the following and Rocket Fuel must receive your election form on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be June 10, 2016:
1.     Properly complete and sign the election form on page 3 of this document.

2.	Deliver the completed and signed election form via U.S. mail (or other post) or Federal Express (or similar delivery service) to:

Ken Scully, Senior Director, Stock Administration
Rocket Fuel Inc.
1900 Seaport Boulevard
Redwood City, CA 94063
(650) 517-8837
You can access personalized information regarding the eligible options you hold and the Breakeven Calculator through the offer website even if you decide to submit your election or withdrawal form to Rocket Fuel by U.S. mail (or other post) or Federal Express (or similar delivery service).
The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by Rocket Fuel. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by e-mail within two (2) U.S. business days if your election was received by us via U.S. mail (or other post) or Federal Express (or similar delivery service). Please note that if you submit an election form via U.S. mail (or other post) or Federal Express (or similar delivery service) that is received by us within the last two (2) U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by e‑mail prior to the expiration of the Offer. If you have not received such a confirmation, it is your responsibility to ensure that your election has been received by Rocket Fuel by 9:00 p.m., Pacific Time, on June 10, 2016. Confirmation statements for submissions through the Offer website may be obtained by printing the “Election Confirmation” page after submitting your election; you should print and save a copy of the confirmation for your records. Only elections that are properly completed and actually received by SOS through the website and/or Rocket Fuel at the address above by the deadline will be deemed valid elections. Elections submitted by any other means, including hand delivery, interoffice mail, e-mail, text message or facsimile are not permitted.
Our receipt of your election is not by itself an acceptance of your eligible option grants for exchange. For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly elected for exchange and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options. The notice may be made by press release, e-mail or other method of communication.
Rocket Fuel will not accept any alternative, conditional or contingent elections. Although it is our intent to send you an e-mail confirmation of receipt of your election form if you submit your election via U.S. mail (or other post) or Federal Express (or similar delivery service), or provide a confirmation statement on the Offer website if you submit your election via the Offer website, by completing and submitting this election, you waive any right to receive any notice of the receipt of the election for exchange of your options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you merely will be a notification that we have received your election and does not mean that your options have been cancelled. Your eligible option grants that are accepted for exchange will be cancelled on the same U.S. calendar day as the expiration of the Offer (but following the expiration of the Offer). The cancellation is currently scheduled to be June 10, 2016.
2.    Withdrawal and Additional Elections.
Elections to exchange options pursuant to the Offer may be withdrawn at any time before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on June 10, 2016 (unless extended). If Rocket Fuel extends the Offer beyond that time, you may withdraw your elected option grants at any time until the extended expiration of the Offer. In addition, although Rocket Fuel currently intends to accept your validly elected option grants promptly after the expiration of the Offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on July 11, 2016, you may withdraw your elected option grants at any time thereafter.
To withdraw some or all of your eligible option grants elected for exchange, you must deliver, and we must have received, a properly completed withdrawal via the Offer website (our preferred method), U.S. mail (or other post) or Federal Express (or similar delivery service) while you still have the right to withdraw the elected option grants to:

Offer Website: https://rocketfuel.equitybenefits.com/
OR

Ken Scully, Senior Director, Stock Administration
Rocket Fuel Inc.
1900 Seaport Boulevard
Redwood City, CA 94063
(650) 517-8837
Any eligible option grants withdrawn will not be deemed properly elected for exchange for purposes of the Offer, unless you properly re‑elect to exchange those eligible options on or before the expiration date.
To re‑elect to exchange some or all of your withdrawn options or to elect to exchange additional eligible option grants, you must submit a new election via the Offer website (our preferred method), U.S. mail (or other post) or Federal Express (or similar delivery service) to:

Offer Website: https://rocketfuel.equitybenefits.com/

OR

Ken Scully, Senior Director, Stock Administration
Rocket Fuel Inc.
1900 Seaport Boulevard
Redwood City, CA 94063
(650) 517-8837

Your new election must be submitted, and we must have received it, on or before the expiration date in accordance with the procedures described in these instructions. Because any prior election will be disregarded, your new election must indicate all eligible option grants you wish to exchange, not just those you wish to add. Your new election must include the required information regarding the eligible option grants you want to exchange and must be signed and clearly dated after the date of your original election form and any withdrawal you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election. You will be bound by the last properly submitted election and/or withdrawal we receive prior to the expiration date.
3.    Elections.
If you intend to exchange eligible option grants through the Offer, you must exchange all of your shares subject to each eligible option grant, except as noted herein.
You may pick and choose which of your eligible option grants you wish to exchange. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised. Unless otherwise required by applicable non-U.S. law, if you are an employee with an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), and a person who is not an employee of Rocket Fuel or one of its subsidiaries beneficially owns a portion of that eligible option grant, you may accept the Offer with respect to the entire remaining outstanding portion of the eligible option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. We will not be responsible to you or the beneficial owner of the eligible option grant for any action taken by you with respect to such eligible option grant. Accordingly, you should consider carefully whether to make an election to exchange any eligible option grant that is not completely beneficially owned by you.
4.    Signatures on this Election.
If the election is being submitted via U.S. mail (or other post) or Federal Express (or similar delivery service), it must be signed by the holder of the eligible option grants and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible option grants are subject without any alteration whatsoever. If this election is signed by a trustee, executor, administrator, guardian, attorney‑in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Rocket Fuel of the authority of that person to act in that capacity must be submitted with the election.
Elections by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the Offer website.
Elections submitted via the Offer website:
Entering your login id and password and submitting the election via the Offer website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature.
5.    Other Information on this Election.
If you are submitting the election via U.S. mail (or other post) or Federal Express (or similar delivery service), in addition to signing the election form, you must print your name and indicate the date and time at which you signed. You must also include a current e‑mail address.
6.    Requests for Assistance or Additional Copies.
Any questions and any requests for additional copies of the Offer to Exchange or this election form and other related materials may be directed to Ken Scully, Senior Director, Stock Administration at exchange@rocketfuelinc.com or (650) 517-8837. Copies will be furnished promptly at Rocket Fuel’s expense. You may also access these documents through http://www.sec.gov/cgi-bin/browse-edgar?company=rocket+fuel&owner=exclude&action=getcompany or the Offer website.

7.    Irregularities.
We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any eligible option grants elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly elected for exchange options that are not validly withdrawn and that are not in-the-money options. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election to exchange of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options elected for exchange. No election for exchange of options will be deemed to have been properly made until all defects or irregularities have been cured by the applicable option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may implement in our discretion.
8.    Additional Documents to Read.
Please read the Offer to Exchange, all documents referenced therein, and the e-mail from JoAnn Covington, our General Counsel, dated May 13, 2016, before deciding whether to participate in the Offer.
9.    Important Tax Information.
You should refer to Section 14 and Schedules C - G of the Offer to Exchange, which contain important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in the Offer.
10.    Data Privacy.
By electing to participate in the Offer, you consent to the collection, use and transfer, in electronic or other form, of your personal data as described herein by and among, as applicable, Rocket Fuel, its subsidiaries and their successor entities, as data controller, for the exclusive purpose of implementing, administering and managing your participation in (and/or withdrawal from) the Offer.
You understand that Rocket Fuel, its subsidiaries and their successor entities may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of common stock or directorships held in Rocket Fuel, details of all options granted to you by Rocket Fuel or any other entitlement to shares of common stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing your participation in the Offer. You understand that to participate in the Offer, you are required to provide all the requested Data and that your failure to provide the Data may result in your disqualification from participating in the Offer. You further understand that your Data will be transferred to SOS and may be transferred to a broker or any other service provider selected by Rocket Fuel (or its successor entity) in the future for the purpose of assisting Rocket Fuel (or its successor entity) with the implementation, administration and management of the Offer. You further understand that the recipients of your Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have data privacy laws and protections that are considered by the European Commission not to offer adequate protections for your Data. If you are an eligible employee residing outside the United States, you may request a list with the names and addresses of any potential recipients of your Data by contacting Rocket Fuel or your local human resources representative.
In this regard, you hereby expressly consent to Rocket Fuel, its subsidiaries and their successor entities, SOS and any other possible recipients which may assist Rocket Fuel, its subsidiaries and their successor entities, presently or in the future, with implementing, administering and managing the Offer to receive, possess, use, retain and transfer your Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Offer. The transfer of your Data is made on the basis of your consent. You understand that your Data will be held only as long as is necessary to implement, administer and manage your participation in the Offer. If you are an eligible employee outside of the United States, you understand that you have the right under applicable data protection law, at any time, to view your Data, request additional information about the storage and processing of your Data, require any necessary amendments to your Data or refuse or withdraw the consents herein, in any case without cost, by contacting, in writing, Rocket Fuel or your local human resources representative. Further, you understand, you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment, service and/or career with Rocket Fuel or your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that Rocket Fuel (or its successor entity) would not be able to determine which of your options are eligible to participate in the Offer or grant you new options under the Offer. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Offer. For more information on the consequences of your refusal to consent or withdrawal of consent, please contact Rocket Fuel or your local human resources representative.
11.    Language Consent / Consentement Relatif à la Langue Utilisée.

Please make sure you have carefully read, fully understand and accept all terms and conditions contained in the election form and all other documents and communications relating to the offer. By completing the election form and/or submitting your election electronically through the offer website, you confirm that you have received the election form and all other documents and communications relating to the offer, which were provided to you in the English language and you accept all terms and conditions contained in these documents accordingly. If you have received the election form or any other document or communication related to the offer translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
En complétant le présent du Contrat, je confirme avoir lu et compris les documents relatifs aux droits d’acquisition d’actions ordinaires qui m’ont été remis en langue anglaise. J’accepte les conditions afférentes à ces documents en connaissance de cause.